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                                                                    Exhibit 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements of USA Waste Services, Inc. on Form S-3 (File Nos. 33-42988, 33-43809, 33-76226, 33-85018, 333-00097, 333-08573, 333-17421, 333-17453, and 333-21035), on Form
S-4 (File Nos. 33-77110, 33-59259, 33-60103, 33-63981, 333-02181, 333-08161,
and 333-14109), and on Form S-8 (File Nos.  33-43619, 33-72436, 33-84988,
33-84990, 33-59807, 33-61621, 33-61625, 33-61627, 333-14115, and 333-14613), of
our report dated March 21, 1997, on our audits of the consolidated financial statements as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995, and 1994, which report is included in this Annual Report on Form 10-K.



                                        COOPERS & LYBRAND L.L.P.
Houston, Texas
March 27, 1997